Exhibit 99.1

ASHFORD HOSPITALITY TRUST

Fourth Quarter 2011 Conference Call

February 23, 2012

10 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the fourth quarter of 2011. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 22, 2012, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. I’m pleased to report on our record setting performance. Our AFFO per share of $0.42 was our strongest fourth quarter in our history and our eighth consecutive quarterly AFFO per share increase. For the full year, AFFO per share of $1.86 was also our highest ever reported and reflects 24% growth over last year. The 2011 AFFO marks seven out of eight years of record AFFO per share performance, and demonstrates that our strategies to maximize returns while mitigating risk continue to create shareholder value.

Given our record performance and forecast, in December we increased Ashford’s 2012 dividend guidance by 10%. We expect to distribute a quarterly cash dividend of $0.11 per common share or $0.44 per common share on an annualized basis.

Since our last conference call in November, the U.S. economy has continued to show resiliency despite persistent global market concerns. U.S. hotel demand continues to increase with RevPAR growth well above historical average growth rates. Meanwhile, new room supply remains extremely low for the foreseeable future. Clearly, the fundamentals exist for continued improvement in the performance of lodging REITs. Even moderate U.S. economic growth should result in higher than average RevPAR growth. The recent forecasts from PKF suggest national RevPAR growth for the next couple of years to be 6.1% and 7.3%. These levels are well above the industry’s 1988 to 2010 average RevPAR growth of 2.5%. On a historical basis, real RevPAR still remains far below prior peak cycle levels. Given that with each recent cycle the new real RevPAR peak exceeded the prior peak, it is expected that the same could occur in this cycle. Since the hotel industry is still in the early stage of this recovery, it remains a very good time to invest in lodging REITs. In particular, we strongly believe that our combined strategic benefits of financial leverage and solid operational performance should position us to outperform our peers over the long run in terms of total shareholder return.

We are pleased with the EBITDA flows of 55% and margin improvement of 143 basis points for our legacy portfolio. While the total US hotel market RevPAR grew at 7.9% in the fourth quarter, our legacy portfolio RevPAR grew at 5.4%. The reason for this discrepancy lay in the fact that our MSA’s modestly underperformed the national average with 7.2% growth but in these particular MSA’s our upper upscale comp set further underperformed. Our assets RevPAR growth matched that of our competitive sets.

Similarly in the Highland portfolio, we are very pleased with our EBITDA flows of 97% and margin improvement of 114 basis points. Nationwide, airport and urban locations under performed, which is where the Highland assets are concentrated and accounts for most of the difference in performance. We do not see this under performance as a long term trend. There was also modest impact due to renovations. Lastly, the conversion of the Hilton Boston Back Bay and the Hyatt Windwatch from brand managed assets to franchises had a temporary impact. While these changes created a short-term revenue disruption during the fourth quarter, this management shift is part of the continuing integration of the Highland portfolio. We expect these newly franchised hotels to generate long-term value creation through enhanced revenue realization and additional cost savings. We believe there is also the added property value created through lower cap rates by having hotels that are unencumbered by long term brand management contracts that are also terminable upon sale.

Since closing the Highland portfolio acquisition in March 2011, the portfolio has achieved trailing twelve month increases of 8.7% in EBITDA and 10% in NOI. To date, we are in line with our original underwriting performance for the investment and anticipate that the operational changes and capital expenditures will continue to drive performance. We expect both the revenue and EBITDA performance of the Highland investment to demonstrate continued improvement as the hotels in the portfolio benefit from Ashford’s proactive asset management practices. We still have work to do to optimize all the value added opportunities we see from this portfolio, but we are pleased with our progress so far.

Looking ahead, we expect U.S. economic conditions to improve gradually. However, we maintain a very watchful eye on sovereign, financial, and other event risks. The markets are still responding to global headlines that appear to be decoupled from the strong U.S. lodging fundamentals. The “risk on” and “risk off” market gyrations are creating volatility. Considering the ongoing global uncertainties, we believe it is prudent for Ashford to take very measured approaches to our capital utilization. You should expect us to pursue strategies which seek to balance risk mitigation and shareholder return maximization.

With that, I’d now like to turn the call over to David Kimichik to review our financial results.

Financial Review – David Kimichik

Thanks, Monty.

For the fourth quarter we reported a net loss to common shareholders of $18,332,000, Adjusted EBITDA of $71,010,000 and AFFO of $34,930,000, or 42 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.6 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt has a blended average interest rate of 3.4%, clearly one of the lowest among our peers. With the maturing of some of our swapped positions, we currently have 62% fixed rate debt and 38% floating rate. The weighted average maturity is 4.1 years.

Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO. For the fourth quarter, it was a loss of $17.5 million and for the year it was a loss of $70.3 million.

During the quarter we converted our 89% interest in a triple net lease at the Courtyard in Philadelphia to a 100% ownership position and a long-term management contract. At quarter’s end, our legacy portfolio consisted of 96 hotels in continuing operations containing 20,395 rooms. Additionally we own 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture. All combined, we currently own a total of 26,195 net rooms.

As of quarter end, we owned a position in just one performing mezzanine loan, the Ritz Carlton in Key Biscayne, Florida, with an outstanding balance of $4 million.

Hotel operating profit for all hotels, including Highland was up by $7.8 million, or 9.9%, for the quarter.

Our quarter-end adjusted EBITDA to fixed charge ratio per our credit facility now stands at 1.70 times versus a required minimum of 1.35 times.

Our share count currently stands at 84.3 million fully diluted shares outstanding which is comprised of 68.0 million common shares and 16.3 million OP units.

I’d now like to turn it over to Douglas to discuss our capital market strategies.

Capital Market Strategies – Douglas Kessler

Thank you and good morning. We remain cautiously optimistic about the near term U.S. lodging performance, but there are still risks with the general economy and abroad. We are closely monitoring trends and drawing comparisons to the outcomes from similar historical events to assist in our strategic decision making. Therefore, we are moving on parallel paths, taking steps to ensure that we have sufficient capital and liquidity to be prepared for economic uncertainties while simultaneously positioning the Company to have the resources to deploy capital strategically for opportunistic investments that arise.

In October we priced a public offering of 1.3 million shares of our existing 9.00% Series E Cumulative Preferred Stock at $23.47 per share including accrued dividends. This generated net proceeds of $28.9 million after underwriting fees.

Also, subsequent to the end of the quarter we upsized our currently undrawn credit facility to a $145 million borrowing base per our pre-existing accordion feature. As part of this modification, we also added the option to further expand the facility to an aggregate size of $225 million. There were no other changes to the terms of the loan. In the process, we added Deutsche Bank to our lending group which already consists of KeyBank, Credit Suisse, Morgan Stanley, and UBS. We believe that having this added access to capital is worthwhile, whether for defensive or investment growth purposes. All of our other property debt is non-recourse.

Turning to risk mitigation, in December we successfully restructured our $203.4 million mortgage loan and extended the maturity date from December 2011 to March 2014, with an additional one-year extension option subject to certain conditions. We paid down the loan by $25 million to $178.4 million. Additionally, 85% of excess cash flow after debt service, working capital, and approved capital expenditures will be used to pay down the debt balance and thereby further deleverage the portfolio.

In 2012, we only have one non-extendable maturity in May on a $167 million loan balance. We are in discussion with lenders to restructure or refinance this loan. We believe that with market conditions improving and the available loan allocations for the start of the year that we will be able to obtain a new or restructured loan on this portfolio. While it will likely require some debt pay down, we believe we have adequate reserves. We will provide updates as available, but typically we would not expect to share any specific news until we get closer to the maturity date.

Regarding transactions, we are beginning to see opportunities that meet our investment return criteria. Our financial resources well position us to selectively pursue accretive investment opportunities that may arise. Our clear goal of maximizing shareholder returns remains aligned with our investors given our high insider ownership of approximately 19%.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation on today’s conference call. By now, many of you will have received a Save the Date notice for our 2012 Investor Day which we will be hosting on Tuesday, May 8th in New York at the Mandarin Oriental. If there are institutional investors that have an interest in attending and have not registered for this event, please contact our investor relations team and we will be happy to assist you.

We look forward to seeing many of you at our Investor Day and speaking with you again on our next quarterly call.

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